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                                                                   EXHIBIT 3.1

                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                        T/SF COMMUNICATIONS CORPORATION

It is hereby certified that:

         1. The name of the Corporation is T/SF Communications Corporation and the original Certificate of Incorporation of the Corporation was filed on March 17, 1989.

         2. The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

         FIRST:  The name of the corporation is The Official Information
Company.

         SECOND: The registered office of the corporation is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, State of Delaware 19805. The name of the registered agent at that address is Corporation Service Company.

         THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: The authorized capital stock of the Corporation and the aggregate number of shares which the Corporation shall have the authority to issue shall be 150,000 shares of Common Stock with a par value of $0.10 per share ("Common Stock"). The Common Stock shall have the designation, preference, dividend, voting powers or restrictions, qualifications, limitations, and rights hereunder described.

 A.   Common Stock.

         Except as otherwise expressly provided by law or in this paragraph FOURTH, voting rights upon any and all matters shall be vested in the holders of the Common Stock, each share of such Common Stock having one vote on all matters. The Board of Directors of the Corporation may declare and pay dividends, in its discretion, on the Common Stock of the Corporation out of funds legally available for the payment of dividends. Upon any voluntary or involuntary liquidation of the Corporation, the holders of shares of the Common Stock shall be entitled to share in the remaining assets of the Corporation. The Common Stock of the Corporation shall not be redeemable without the consent of the holders of the shares to be redeemed.

 B.   Pre-Emptive Rights.

         No holder of shares of any class of stock of the Corporation shall be entitled, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever, or of obligations or other securities convertible into, or exchangeable for, any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend, stock split or other distribution.

         FIFTH: A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except in the case of (a) any breach of the director's duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derives an improper personal benefit. Any repeal or modification of this Article by the stockholders of the corporation shall not adversely affect any right or protection of a


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director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

         SIXTH: The corporation shall, to the fullest extent permitted by law, as now or hereafter in effect, indemnify each person (including the heirs, executors, administrators and other personal representatives of such person) against expenses including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving any other incorporated or unincorporated enterprise in such capacity at the request of the corporation. Expenses (including attorneys' fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the corporation in advance of the final disposition of the action, suit or proceeding, but, if Delaware law requires, advancement of expenses shall be made only upon receipt of an undertaking by or on behalf of the director or officer to repay the amounts advanced if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation. The indemnification provided for in this certificate of incorporation shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

         SEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of ss.291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of ss.279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

         EIGHTH: Unless, and except to the extent that, the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

         NINTH: The board of directors may from time to time adopt, amend or repeal the by-laws of the corporation, subject to the power of the stockholders to adopt any by-laws or to amend or repeal any by-laws adopted, amended or repealed by the board of directors.

         3. This Amended and Restated Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

         4. This Amended and Restated Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate with the office of the Secretary of State of Delaware and shall continue in full force and effect until further changed, altered or amended as therein provided and in the manner prescribed by the provisions of the General Corporation Law of the State of Delaware

Dated:   March 31, 1998

                                         T/SF COMMUNICATIONS CORPORATION

                                         By: /s/ Brian A. Meyer
                                             ------------------------------
                                             Brian A. Meyer
                                             Secretary and General Counsel